Deutsche Bank Compliance

The information contained herein is the property of Deutsche Bank Group and may not be copied, used or disclosed in whole or in part, stored in a retrieval system or transmitted in any form or by any means (electronic, mechanical, reprographic, recording or otherwise) outside of Deutsche Bank Group without prior written permission.

Deutsche Bank Compliance Code of Ethics — AWM

Table of Contents

I. OVERVIEW		4
II. GENERAL RULE		5
III. STANDARDS OF BUSINESS CONDUCT		6
IV. DEFINITIONS		7
V. RESTRICTIONS		8
A.	General	9
B.	Specific Blackout Period Restrictions	9
D.	Holding Period Requirement	11
E.	Restricted List	11
F.	Private Placements, Private Investment Partnerships and other Private Interests	12
H.	Other General Restrictions	12
VI. COMPLIANCE PROCEDURES		13
A.	Pre-Clearance	13
B.	Reporting Requirements	14
C.	Confirmation of Compliance with Policies	16
VII. OTHER PROCEDURES/RESTRICTIONS		17
A.	Service on Boards of Directors	17
B.	Outside Business Affiliations	17
C.	Executorships	17
D.	Trusteeships	17
E.	Custodianships and Powers of Attorney	17
F.	Gifts	18
G.	Rules for Dealing with Governmental Officials and Political Candidates	18
H.	Confidentiality	18
VIII. SUPERVISION		18
IX. SANCTIONS AND RED FLAGS		19
X. INTERPRETATIONS AND EXCEPTIONS		20
XI. ASSOCIATED POLICIES		20
XII. AUTHORITATIVE GUIDANCE		20
APPENDIX I		21
SCHEDULE A		21
SCHEDULE B		22
SCHEDULE C		26
SCHEDULE D		27

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Deutsche Bank Compliance Code of Ethics — AWM

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Deutsche Bank Compliance Code of Ethics — AWM

I. OVERVIEW

Deutsche Bank’s Values and Beliefs

Deutsche Bank (“DB”) has established a clear set of values and beliefs which lie at the core of what we do—Integrity, Sustainable Performance, Client Centricity, Innovation, Discipline and Partnership. These values guide our behavior with clients, with each other, with our shareholders and with the communities we serve. They define the type of institution Deutsche Bank aspires to be. Each of the values rests on a set of beliefs which set out how we seek to conduct ourselves as we live our values and reflects our own history, the interests of our stakeholders and the changing environment in which we operate.

Risk Culture

With these guiding values, Risk Management defined and embedded a set of risk culture behaviors that align with those values. These behaviors, listed below, operationalize DB’s values enhancing its corporate governance through a strong risk management culture and establishing DB’s expectations that all Employees take a holistic approach to managing risk and return and effectively managing DB’s risk, capital and reputation. These behaviors include:

•	Being fully responsible for managing and mitigating DB’s risks where possible.

•	Being rigorous, forward looking, and comprehensive in the assessment of risk.

•	Inviting colleagues to challenge behaviors inconsistent with our risk culture.

•	Being cautious of any conflicts of interests.

•	Troubleshooting collectively.

•	Placing DB’s reputation at the heart of all decisions.

Fiduciary Obligations

In conducting our activities within DB’s values and beliefs within the context of a strong risk management framework, Deutsche Asset & Wealth Management (“AWM”) Employees must also be cognizant of our fiduciary obligations. AWM Employees will, in varying degrees, participate in or be aware of fiduciary and investment services provided to investment advisory clients, pooled vehicles, institutional investment clients, employee benefit trusts and other types of investment advisory accounts. As a fiduciary, we have an obligation to act solely in the best interest of our clients. The fiduciary relationship mandates adherence to the highest standards of conduct and integrity. We will at all times conduct ourselves with integrity and distinction, putting the interests of our clients first and beyond all others.

The Code

This Code of Ethics (the “Code”) for AWM sets forth the specialized rules for business conduct and guidelines for the personal investing activities of employees involved with managing US registered Investment Companies or other US clients, as categorized in the Definition Section and such other employees that Compliance may determine from time to time, in accordance with Rule 17j-1 under the Investment Company Act of 1940 (the “Investment Company Act”) and Section 204A-1 of the Investment Advisers Act of 1940 (the “Investment Advisers Act”).

This Code supplements the Deutsche Asset & Wealth Management Personal Account Dealing Rules for each of the affected entities. Each region managing US registered Investment Companies or other US clients, whose Employees have access to a AWM global research database or whose Employees provide operational support to such regions, must implement and abide by this Code. Regional differences may be noted within this code to conform to local regulation. Each affected Employee must observe local Personal Account Dealing Rules, as well as abide by the additional principles and rules set forth in this Code, Employee and Employee-Related Accounts Trading Policy & Procedures – APAC, Americas & EMEA (ex Germany) (“ETRA Policy”) as applicable, associated policies in Section XI, and any other applicable legal vehicle or division-specific policies and obligations.

Deutsche Bank Compliance Code of Ethics — AWM

Accordingly, each employee must have a reasonable knowledge of the policies that are applicable to them and their businesses. Supervisors are responsible for instituting reasonable measures pursuant to the CCF Risk Categories – Written Supervisory Procedures – DeAWM (“WSP”) to make sure that employees understand them, are kept up-to-date of any changes and comply with them.

For access to the policies and procedures, see the DB Policy Portal.

Any questions as to the interpretation of the Code should be referred to a Compliance Officer for further assistance.

II. GENERAL RULE

Personnel acting in a fiduciary capacity must carry out their duties for the exclusive benefit of client accounts. Consistent with this fiduciary duty, the interests of AWM clients take priority over the investment desires of AWM and AWM personnel. All Employees must conduct themselves in a manner consistent with the requirements and procedures set forth in the Code as follows:

☐	All conflicts or appearance of conflicts must be identified, mitigated or managed, between the self-interest of any Employee and the responsibility of that Employee to DB, its shareholders or its clients.[1] AWM business management maintains a register of actual and potential conflicts of interest identifying global applicability. Employees should familiarize themselves with the register. As per the WSP, Employees should notify Compliance promptly if a conflict has not been properly managed, mitigated and/or disclosed. The register can be accessed at:

https://mydb.intranet.db.com/docs/DOC-179696

☐	Pursuant to the Anti-Bribery and Corruption Policy – DB Group, all Employees must never improperly use their position with DB for personal or private gain to themselves, their family or any other person.

Employees may be subject to laws or regulations that impose restrictions with respect to personal securities transactions, including, but not limited to, Section 17(j) and Rule 17j-1 under the Investment Company Act of 1940 (“Investment Company Act”). The purpose of this Code is to ensure that, in connection with his or her personal trading, no Employee (as defined below) shall conduct any of the following acts in connection with a US client account:

☐	Employ any device, scheme or artifice to defraud;

☐	Make any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statement not misleading;

☐	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit;

☐	Engage in any manipulative practice; or

☐	Spread any rumors or misinformation that is known to be false or misleading. This includes rumors that may reasonably be expected to affect market conditions. Discussion of unsubstantiated information published in a widely circulated public media is allowed so long as any unsubstantiated information is sourced to the news outlet and it is made clear that the information is not based in fact.

1	The rules herein cannot anticipate all situations which may involve a possible conflict of interest. If an Employee becomes aware of a personal interest that is, or might be, in conflict with the interest of a client, that person should disclose the potential conflict to AWM Compliance or Legal prior to executing such transaction.

Deutsche Bank Compliance Code of Ethics — AWM

Any Employee who discovers a violation of the Code is personally required to report the violation to Compliance, and if he or she does not do so, the Employee shall be deemed in violation of this Code, subject to the exception noted below, or elsewhere herein. The Chief Compliance Officer(s) (or designee) or Heads of Department/Functions and Compliance senior management will receive periodic reports of all violations of the Code.

Any Employee2 who violates the Code may be subject to the issuance of a Red Flag resulting in disciplinary actions, including possible termination of employment and regulatory sanctions and fines. Please refer to Section IX for additional information regarding Sanctions and Red Flags.

If it is not practicable to report the violation to the noted contacts above, Employees should refer to the Whistleblowing Policy – Deutsche Bank Group. This policy sets forth the reporting requirements and procedures for any possible violations of the Code. It also refers to the DB Employee Hotlines which can be found at the following link:

https://mydb.intranet.db.com/docs/DOC-199157

The hotlines are toll-free numbers available 24 hours/7 days a week/365 days of the year and can be used to relay any issues or concerns about potentially unethical or inappropriate business practices on an anonymous basis.

III. STANDARDS OF BUSINESS CONDUCT

DB has established minimum personal and professional conduct standards in the Code of Business Conduct and Ethics – DB Group, Human Resources policies and various Compliance policies to facilitate compliance with applicable laws, rules and regulations when carrying out responsibilities on behalf of DB. DB will provide ongoing training and education on personal and professional conduct issues.

In sum, these standards require that all Employees:

•	Conduct all business done on behalf of DB in a professional, fair and legal manner.

•	Attend all applicable training and education programs.

•	Respond to external requests for information only following consultation with and agreement of the appropriate DB department.

•	Communicate on behalf of DB in a professional manner and ensure such communications are clear, fair, balanced and accurate to the best of your knowledge.

•	Do not engage in any internal or external business activities or dealings that could interfere with your employment with DB or may result in a conflict of interest or give the appearance of impropriety.

•	Record, maintain and report accurately all information you create or control.

•	Maintain the confidentiality of all information about DB, its customers and other companies that you create, control or have access to.

[2]	In Germany, the Red Flag process is limited to Directors and Managing Directors.

Deutsche Bank Compliance Code of Ethics — AWM

☐	Use DB’s approved systems and facilities for business purposes.

☐	Do not trade or recommend securities (or encourage others to do so) on the basis of “inside information”.

☐	Know DB’s information barrier controls, in particular, where you and your business division sit with regard to these controls.

☐	When dealing with customers, ensure that your conduct complies with appropriate rules and regulations including applicable stock exchange and self-regulatory organization rules.

☐	Know and follow DB’s Anti-Money Laundering Program, New Client Adoption requirements and embargoes.

☐	Report promptly any suspected violation of DB policy or illegal conduct.

In particular, DB expects all Employees to act with fairness, decency and integrity and adhere to the highest standards of ethics, avoiding any activity, interest or external association that could impair or give the appearance of impairing Employees’ abilities to perform their work objectively and effectively. If a conflict of interest arises, it must be managed promptly and appropriately and with the interests of customers paramount to all others.

Employees will, in varying degrees, participate in or be aware of fiduciary and investment services provided to investment advisory clients, registered investment companies, institutional investment clients, employee benefit trusts and other types of investment advisory accounts. The fiduciary relationship mandates adherence to the highest standards of conduct and integrity. Employees will at all times conduct themselves with integrity and distinction, putting first the interests of clients.

IV. DEFINITIONS

A.	“Access Person” shall mean any officer, director, general partner or Advisory Person of a US Investment Company or US Registered Investment Adviser with respect to the management of US clients, and other Employees who have access to timely information relating to investment management activities, research and/or client portfolio holdings for US funds and US clients.

B.	“Adviser” shall mean any asset management legal entity that has: (i) individuals who manage or deal on behalf of an Investment Company registered under the Investment Company Act or other US client; and (ii) employees who create and post research to a global research platform.

C.	“Advisory Person” shall mean:

(i)	Any Employee of the Adviser, or of any company in a control relationship with the Investment Company or the Adviser who in connection with his or her regular functions or duties, makes any recommendation, participates in the determination of which recommendation will be made, or obtains information regarding purchases, sales, holdings or recommendations for the purchase or sale of a security; or

(ii)	Any natural person in a control relationship with the Investment Company or the Adviser who obtains information concerning the recommendations made to an investment company with regard to the purchase or sale of a security.

D.	“Business Signatory Officer” (“BSO”) is an Employee designated to approve personal transactions (for example, a supervisor or line manager).

Deutsche Bank Compliance Code of Ethics — AWM

E.	“Compliance” shall mean the designated compliance officer contact assigned to support a specific business line.

F.	“Discretionary Managed Account” shall mean trading accounts that falls into one of two categories:

(i)	Accounts where (A) the Employee or Family/Household Member has fully delegated the investment decision to a third-party by means of a written Discretionary Investment Management Agreement, and (B) the investment manager maintains full discretionary control over the Account and confirms that the Employee or Family/Household Member will not be permitted to direct or influence trading in the Account; or

(ii)	Accounts where (A) the investment manager maintains full discretionary control over the Account, and (B) the Account is programmatically managed (i.e., all accounts in the program are managed identically and the broker does not adjust the trading strategy to conform to any specific views or preferences).

G.	“Employee” is a general term, which shall include all of the Adviser’s employees, including Access Persons as well as anyone within the DB organization that provides operational support to an Advisor, as determined by Compliance.

H.	“Employee and Employee-Related Account” shall mean trading accounts owned or controlled by Employees or Family/Household Members, unless prohibited by local regulations.

I.	“Investment Company” shall mean a company registered under the Investment Company Act or any series thereof for which the Adviser is the investment adviser.

J.	“Investment Personnel” shall mean Portfolio Managers, portfolio consultants, traders, analysts (including other Employees who work directly with these individuals in an assistant capacity) and others as may be determined by AWM Compliance. As those responsible for making investment decisions (or participating in such decisions) in client accounts or providing information or advice to Portfolio Managers or otherwise helping to execute or implement the Portfolio Managers’ recommendations, Investment Personnel occupy a comparatively sensitive position, and thus, additional rules outlined herein apply to such individuals.

K.	“Mutual Funds” shall include all open end investment companies registered under the Investment Company Act, other than money market mutual funds unless otherwise directed by Compliance.

L.	“Securities” shall include equity or debt securities, including closed-end investment companies, derivatives of securities (such as options, warrants, and ADRs), futures, commodities, securities indices, exchange traded funds, government and municipal bonds and similar instruments, but do not include:

(i)	Bankers’ acceptances,

(ii)	Bank certificates of deposit,

(iii)	Commercial paper,

(iv)	High quality short-term debt instruments, including repurchase agreements; and

(v)	Mutual Funds, other than mutual funds required to be reported.

V. RESTRICTIONS

For purposes of this Code, a prohibition or requirement applicable to any Employee applies also to transactions in Securities and Mutual Funds for any of that Employee’s Employee-Related Accounts, including transactions executed by that Employee’s spouse or relatives living in that Employee’s household (see definition under Section IV.H.).

Deutsche Bank Compliance Code of Ethics — AWM

Employees must ensure conflicts or appearance of conflicts are identified, mitigated or managed, between their duties and responsibilities and their personal investment activities. Additional rules that apply to Securities transactions by Employees, including the requirement for Employees to pre-clear personal Securities transactions and rules regarding how Employee Related-Accounts must be maintained are described in more detail later in this Code.

Note that violations of these Restrictions may result in an employee receiving a Red Flag. See Sanctions and Red Flags, Section IX for further information.

A. General

(i)	The Basic Policy: Employees have a personal obligation to conduct their investing activities and related Securities and Mutual Fund transactions lawfully and in a manner that avoids actual or potential conflicts between their own interests and the interests of AWM and its clients. Employees must carefully consider the nature of their AWM responsibilities – and the type of information that he or she might be deemed to possess in light of any particular securities transaction – before engaging in that transaction.

(ii)	Material Nonpublic Information: An employee who is in possession of or believes is in possession of material non-public information about or affecting Securities or their issuer should promptly notify Compliance (and no one else, including AWM personnel). Such Employees are prohibited from buying or selling such Securities or advising any other person to buy or sell such Securities.

Also see the Information Security Principles – DB Group and Handling Confidential and Non-Public, Price Sensitive Information and Chinese Walls Policy—DB Group.

(iii)	Firm and Departmental Restricted Lists: Employees are not permitted to buy or sell any Securities that are included on the Corporate Restricted List (available at https://cresta.uk.intranet.db.com/cwa/rl/overview.jsp or can be accessed from the Compliance intranet home page) and/or other applicable restricted lists for the adviser. See “Restricted Lists” below.

(iv)	Front-Running: Employees are prohibited from buying or selling Securities, exchange traded closed-end funds or other instruments in their Employee Related Accounts so as to benefit from the employee’s knowledge of the Firm’s or an investment companies or other US client’s trading positions, plans or strategies, or forthcoming research recommendations.

B. Specific Blackout Period Restrictions

(i)	SAME-DAY RULE: Access Persons who have access to Investment Company or other US client trading information shall not knowingly or otherwise effect the purchase or sale of a Security for an Employee Related Account on a day during which any investment company or US client[3] has a “buy” or “sell” order for the same Security, until that order is executed or withdrawn;

[3]	Personal trading should not be blocked by client orders marked as market-on-close (“MOC”) provided that the Employee trading is not part of the portfolio management team that placed the MOC order.

Deutsche Bank Compliance Code of Ethics — AWM

(ii)	5-DAY RULE:

a)	Investment Personnel shall not effect the purchase or sale of a Security for an Employee Related Account within five calendar days before or five calendar days after the same Security is traded (or contemplated to be traded) for a client account with which the individual is associated.

b)	Employees and other personnel of the Fixed Income portfolio management team or the Equity portfolio management team who have real time access to their respective team’s global research (or has access to both Fixed Income and Equity global research) , shall not effect the purchase or sale of a Security for an Employee Related Account within five calendar days before or five calendar days after the same Security: (a) has its internal rating upgraded or downgraded; or (b) has research coverage initiated.

c)	Employees identified as having access to Fixed Income or Equity model portfolio changes shall not effect the purchase or sale of a Security for an Employee Related Account within five calendar days before or five calendar days after the same Security is added to/deleted from or has its weighting changed in the model portfolio.

(iii)	Deutsche Bank Securities: During certain times of the year, all Deutsche Bank Employees are prohibited from conducting transactions in the equity and debt Securities of Deutsche Bank, which affect their beneficial interest in the Firm. Compliance generally imposes these “blackout” periods around the fiscal reporting of corporate earnings. Blackouts typically begin three days prior to the expected quarterly or annual earnings announcement and end after earnings are released publicly. Additional restricted periods may be required for certain individuals and events, and Compliance will announce when such additional restricted periods are in effect. Employees are prohibited from trading in options on DB securities. (Transactions in DB securities are subject to local requirements.)

The only permissible transactions in DB Securities (excluding DB Proprietary Products) are purchases and long sales of DB stock and debt. In general, the hypothecation of, hedging of long stock positions with stock options or other equity derivatives and short selling of DB Securities, are prohibited. This prohibition includes the hedging of un-vested DB Securities granted to Employees.

(iv)	Exceptions to Blackout Periods (above items i and ii only): The following Securities and transactions are exempt from the specified blackout periods:

•	Purchases or sales of 500 shares or less in the Stoxx 50, Eurostoxx 50, DAX, MIB 30, CAC 40, Ibex 35, AEX, ATX, SMI, FTSE 100, and S&P 500.

•	ETFs (Exchange-Traded Funds – e.g., SPDRs or “Spiders” (S&P 500 Index), DIAs or “Diamonds” (Dow Jones Industrial Average), etc.) and similar securities/products;

•	Government and municipal bonds;

•	Shares purchased under an issuer sponsored Dividend Reinvestment Plan (“DRIPs”), other than optional purchases;

•	Purchases or sales which are non-volitional on the part of either the Access Person, an investment company, or another US client;

Deutsche Bank Compliance Code of Ethics — AWM

•	To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of securities;

•	Currency and Interest Rate Futures; and

•	Securities purchased under an employer sponsored stock purchase plan or upon the exercise of employee stock options.

Note: Transactions in derivative instruments, including warrants, convertible Securities, futures and options, etc. shall be restricted in the same manner as the underlying Security.

C. New Issues (“IPOs”)

Access Persons are prohibited from purchasing or subscribing for Securities pursuant to an initial public offering. This prohibition applies even if Deutsche Bank (or any affiliate of Deutsche Bank) has no underwriting role and/or is not involved with the distribution. However, approval may be granted by Compliance to participate in a particular IPO where DB does not act as an underwriter.

D. Holding Period Requirement

Positions in Securities and DB advised/sponsored Funds must be held for a minimum of 30 calendar days following the trade date. Requirements under the holding period may be waived in exceptional circumstances by Compliance. The following are exempted from this restriction:

•	Shares purchased under an issuer sponsored DRIPs, other than optional purchases;

•	To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of Securities;

•	Securities pre-cleared and purchased with a specific stop-limit provision attached;

•	Securities purchased under an employer sponsored stock purchase plan;

•	Fixed Income Mutual Funds investing in government bonds with “short-term” in their name;

•	Exchange traded funds (Note: DB sponsored ETFs are subject to the 30 Day Rule); and

•	Mutual Funds other than Deutsche Mutual Funds, for which AWM does not serve as sub-advisor. (Note: Both Deutsche Mutual Funds and closed-end investment companies are subject to the 30-Day Rule.)

E. Restricted List

(i)	DB Restricted List

The DB Restricted List is comprised of securities in which the normal trading or recommending activity of DB and its employees is prohibited or subject to specified restrictions. While the DB Restricted List is distributed extensively internally and posted on the intranet, its composition is generally considered sensitive and should not be shared outside of DB.

Deutsche Bank Compliance Code of Ethics — AWM

All employees are responsible for checking the Restricted List prior to entering into any transaction, soliciting customer orders or issuing research. Failure to observe the requirements of the Restricted List is considered a serious disciplinary matter and may result in sanctions, which could include dismissal.

The Restricted List can be found at https://cresta.uk.intranet.db.com/cwa/rl/overview.jsp or can be accessed from the DB Compliance intranet home page under Useful Links.

For additional information, please also see the Restricted List Policy – DB Group.

(ii)	AWM Restricted List

The AWM Restricted List is comprised of Securities for which Employees have reported material non-public information or for various other reasons which result in the need to restrict trading for certain Employees. The AWM Restricted List is not published outside of Compliance. Personal trade requests for a transaction in securities which are on the AWM Restricted List will be automatically denied. During the time that a Security is placed on the Restricted List, effecting any personal purchase or sale transactions involving that Security for the period of time that it is on the Restricted List, is prohibited.

F. Private Placements, Private Investment Partnerships and other Private Interests

Prior to effecting a transaction in private Securities (i.e., Securities not requiring registration with the Securities and Exchange Commission or other regulatory body and sold directly to the investor), or purchasing or subscribing for interests of any kind in a privately held company, private investment partnership, all Employees must first, in accordance with Deutsche Bank policy, obtain the approval of his/her supervisor and then pre-clear the transaction with the Compliance, including completing the questionnaire in the Employee Trade Request Application (“ETRA”). Any new Employee who holds an interest in any of the above must disclose such holdings to the Compliance Department within 10 days of employment.

(i)	DB-Sponsored Private Placements, Private Investment Partnerships and Other Private Interests

Employee investments or transactions (including liquidations) in DB’s Proprietary Products (for example, Global Equity Derivatives structured notes (equity linked notes/mandatory convertible notes), DB-issued private equity or real estate funds, etc.) raises special concerns regarding the potential for conflicts of interest or the appearance of conflicts. In addition, pursuant to Volcker Rule, Employees may not invest in DBsponsored private funds, which are exempt from registration under Section 3(c)(1) or 3(c)(7) (“Related Covered Funds”), except for any employee who is directly providing investment advisory or other services to the fund. Accordingly, transactions in such securities must be reported to and approved in advance by the employee’s supervisor and the Employee Trading Group, and Compliance is responsible for assessing employee requested trades in Related Covered Funds. Specific questions will be asked regarding Proprietary Products and specific restrictions will apply. Employees must complete the on-line Private Transactions Pre-Clearance Questionnaire (available on ETRA) to obtain approval for such requests. Employees should not proceed with any such investments until they have obtained approval from the Employee Trading Group.

H. Other General Restrictions

Employees are also subject to the following general restrictions:

Deutsche Bank Compliance Code of Ethics — AWM

•	Employees are prohibited from sharing in the profits and losses of customer accounts (unless the customer is a family member of the employee, for example, joint accounts).

•	Taking unfair advantage of any customer, supplier, competitor, or other firm information through manipulation, concealment, abuse of privileged information, misrepresentation of material fact, or any other unfair dealing or practice.

•	Accepting personal fees, commissions, other compensation paid, or expenses paid or reimbursed from others, not in the usual course of DB’s business, in connection with any business or transaction involving DB.

•	Using non-approved/sponsored DB systems (information technology and electronic communications system) to conduct DB business.

•	Permitting firm property (including data transmitted or stored electronically and computer resources) to be damaged, lost, misused or intercepted in an unauthorized manner.

•	Borrowing or accepting money from customers or suppliers unless the customer or supplier is a financial institution that makes such loans in the ordinary course of its business.

•	Providing customers with legal, tax (except tax preparation), or accounting advice.

•	Doing any of the above actions indirectly through another person.

•	Entering into cross transactions between the employee’s accounts and any other account.

•	Contacting other broker-dealers to prearrange trades for their accounts.

•	Effecting transactions that might raise or give the appearance of a conflict with the employee’s duties or responsibilities with DB.

•	Timing transactions in Employee and Employee-Related or client accounts to take advantage of possible market action caused by transactions in other client accounts.

VI. COMPLIANCE PROCEDURES

All members of staff are subject to their local AWM Personal Account Dealing Rules. The following procedures are either additional requirements necessary because of US regulations or reminders of points pertinent to the Adviser.

A. Pre-Clearance

All Employee Trades must be pre-cleared by: (i) the employee’s supervisor (or designee); and (ii) the Employee Trading Group. Execution of a trade may not take place until the trade has been pre-cleared by the supervisor (or designee) and the Employee Trading Group. Failure to complete the pre-clearance process may result in cancellation of the Employee Trade and disciplinary action, including termination. Employees are responsible for all consequences resulting from cancelled employee trades that were not processed in accordance with this Code or related DB policies and procedures.

Pre-clearance of employee trades must be processed via ETRA through ComplianceDirect which is available on the Employee Compliance Application Portal accessible on dbnetwork. Approvals are valid only for the day granted. Good Till Cancelled (“GTC”) orders are NOT permitted in instruments for which pre-clearance is required. If the security or product is NOT subject to pre-clearance (e.g., ETFs (excluding

Deutsche Bank Compliance Code of Ethics — AWM

DB sponsored ETFs which must be pre-cleared), currencies, treasuries, indexes, etc.), extended period limit orders may be entered.

Excluding DB proprietary products4, the following are exempted from the pre-clearance requirement:

•	Trading in Discretionary Managed Accounts (i.e., accounts where the Employee exercises no discretion in relation to the management of the account or selection of underlying investments);

•	Cash commodities where the Employee accepts physical delivery;

•	Transactions in college savings plans (e.g., US 529 Plans);

•	Transfers from one Account to another Account of the same Employee, provided that the second Account was disclosed in accordance with the Code;

•	Receipt of securities under automatic Dividend Reinvestment Plans; however optional purchases in, and sales out of, a DRIP account do require pre-clearance;

•	Mutual Funds (including Deutsche Mutual Funds)[5];

•	Unit Trusts;

•	Tracker funds;

•	Index products where no single stock has a weighting of more than 20% (unless the Employee is an index trader, in which case pre-approval is required);

•	Venture capital trusts;

•	ETF (unless the Employee is a member of the Research Department, in which case pre-approval is required)[6];

•	Collective Investment Schemes and Index Mutual Funds (e.g., non-sector specific indices such as CAC 40, S&P 500, DAX, etc.); and

•	Cash management vehicles such as money market funds/liquid schemes.

B. Reporting Requirements

(i)	Disclosure of Personal Securities Holdings

No later than ten days after an individual becomes an Access Person, he or she must also complete and return a “Personal Securities Holdings Report” to Compliance that identifies all personal and Employee-Related Account Securities holdings to Compliance. The information submitted must be current within 45 days prior to the date the individual becomes an Access Person.

Furthermore, note that while Discretionary Managed Account(s) are exempt from preclearance and trade reporting requirements, on a periodic basis, as determined by Compliance, all US employees and their discretionary third party manager(s), must certify that the Employee did not have influence or control over his/her Discretionary Managed Account(s). Compliance may request reports on holdings and/or transactions made in the Account(s) to identify transactions that would have been prohibited pursuant to the Code.

[4]	DB Mutual Funds are exempt from the pre-clearance requirement.
[5]	Mutual Funds, including Deutsche Mutual Funds, must be pre-cleared through ETRA in Germany.
[6]	DB ETFs must be pre-cleared through ETRA in Germany.

Deutsche Bank Compliance Code of Ethics — AWM

(ii)	Quarterly Personal Securities Trading Reports (“PSTs”)

Within 30 days of the end of each calendar quarter, all Access Persons must submit to Compliance a PST report, and shall contain the following information for Securities transactions, unless exempted:

•	The date of the transaction, the title and the number of shares and the principal amount of each security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price at which the transaction was effected; and

•	The name of the broker, dealer or bank with or through whom the transaction was effected.

Employees that do not have any reportable transactions in a particular quarter should indicate as such in the reporting system for the respective quarter.

Personal transactions in Deutsche funds and funds distributed by DDI, as well as transactions in any non-domiciled funds must be included in this report.

All PSTs that have reportable personal Securities transactions for the quarter will be reviewed by the appropriate supervisory and/or Compliance person.

The following types of transactions do not have to be reported:

•	Transactions effected in an account in which the employee has no direct or indirect influence or control (i.e. discretionary/managed accounts) do not have to be reported.

•	Transactions in Mutual Funds and closed end registered investment companies subject to periodic purchase plans are not required to be reported quarterly, but holdings may still require reporting annually (see iv below).

•	Transactions effected pursuant to an automatic investment plan or as a result of a dividend reinvestment plan do not have to be reported but holdings will require reporting annually (see iv. below).

•	Bankers’ acceptances;

•	Bank Certificates of Deposits (“CDs”);

•	Commercial paper;

•	Money markets;

•	Direct obligations of the US Government;

Deutsche Bank Compliance Code of Ethics — AWM

•	High quality, short-term debt instruments (including repurchase agreements); and

•	US Mutual Funds (excluding Deutsche Mutual Funds).

(iii)	Annual Holdings Report

Once each year, at a date to be specified by AWM Compliance, each Access Person must provide to Compliance an Annual Holdings Report for all Securities holdings unless exempted by a division-specific requirement, if any. The information submitted must be current within forty-five (45) calendar days of the report date.

Personal holdings in Deutsche funds and funds distributed by DDI, as well as holdings in any non-domiciled funds, must be included in this report.

Employees that do not have any reportable transactions must indicate as such in the reporting system.

The following types of holdings do not have to be reported:

•	Securities held in accounts over which the employee had no direct or indirect influence or control (i.e., discretionary/managed accounts);

•	Bankers’ acceptances;

•	Bank CDs;

•	Commercial paper;

•	Money markets;

•	Direct obligations of the US Government;

•	High quality, short-term debt instruments (including repurchase agreements); and

•	Mutual Funds other than Deutsche Mutual Funds and other funds distributed by DDI.

(iv)	Any violations of the Code of Ethics must be reported to the designated Compliance person. The Chief Compliance Officer will receive periodic reports of all violations of the Code of Ethics.

C. Confirmation of Compliance with Policies

Annually, each Access Person is required to acknowledge either electronically or in writing that he or she has received this Code, as amended or updated, and confirm his or her adherence to it. All employees must also acknowledge receipt of any amendments made to the Code if a determination is made by AWM Compliance that such acknowledgement should occur prior to the next annual acknowledgement. Understanding and complying with this Code and truthfully completing the Acknowledgment are the obligation of each Employee. Failure to perform this obligation may result in the issuance of a Red Flag, which may result in disciplinary actions, including dismissal.

Deutsche Bank Compliance Code of Ethics — AWM

VII. OTHER PROCEDURES/RESTRICTIONS

A. Service on Boards of Directors

Service on Boards of publicly traded companies may be undertaken after approval from the appropriate Business Signatory Officer (“BSO”), Credit Risk Management (“CRM”) and Compliance, based upon a determination that these activities are consistent with the interests of DB and its clients. Employees serving as directors for publicly traded companies will not be permitted to participate in the process of making investment decisions on behalf of clients which involve the subject company.

B. Outside Business Affiliations

Employees may not maintain outside business affiliations (e.g., officer, director, governor, trustee, part-time employment, etc.) without the prior written approval of the appropriate BSO, CRM (for Directorships and Partnerships) and Compliance. Employees may not engage in any activities on behalf of an approved outside business affiliation during company time or while using DB property (e.g., e-mail, internet) other than on a de minimis basis.

C. Executorships

As a general rule, AWM discourages acceptance of executorships by members of the organization. However, family relationships may make it desirable to accept executorships under certain wills. In all cases (other than when acting as Executor for one’s own spouse, domestic partner, parent or spouse’s or domestic partner’s parent), it is necessary for the individual to have the written authorization of the appropriate BSO, CRM and Compliance.

Authorization to serve as an executor may be given in situations assuming that arrangements for the anticipated workload can be made without undue interference with the individual’s responsibilities to DB. For example, this may require the employment of an agent to handle the large amount of detail which is usually involved. In such a case, the firm would expect the individual to retain the commission. There may be other exceptions which will be determined based upon the facts of each case.

D. Trusteeships

All trusteeships must have BSO, CRM and Compliance approval. The firm will normally authorize Employees to act as trustees for trusts of their immediate family. Other non-client trusteeships can conflict with our clients’ interests so that acceptance of such trusteeships will be authorized only in unusual circumstances.

E. Custodianships and Powers of Attorney

It is expected that most custodianships will be for minors of an individual’s immediate family. These will be considered as automatically authorized and do not require written approval of the Firm. However, the written approval from Compliance is required for all other custodianships. All such existing or prospective relationships must be reported in writing to AWM Compliance.

Entrustment with a Power of Attorney to execute Securities transactions on behalf of another requires written approval of Compliance. Authorization will only be granted if AWM believes such a role will not be unduly time consuming or create conflicts of interest.

Please see the Outside Business Interests Policy – Deutsche Bank Group for additional information.

Deutsche Bank Compliance Code of Ethics — AWM

F. Gifts

Giving and receiving gifts and entertainment, as well as making charitable donations, can create a conflict of interest or the appearance of a conflict of interest and may, in some instances, violate the law. Employees may not accept gifts, entertainment or other things of material value that would create the appearance that the gift or entertainment is intended to influence or reward the receipt of business or otherwise affect an Employee’s decision-making. Similarly, Employees may not make charitable donations in the name of the Firm or on the Firm’s behalf or offer gifts, entertainment or other things of material value that could be viewed as attempting to unduly influence the decision-making or objectivity of a client, consultant, broker, vendor or other service provider.

In analyzing whether a gift or entertainment is permissible, it is necessary to determine: (i) the identity and nature of the particular AWM Employee involved; and (ii) the type of gift and/or entertainment activity that is contemplated. ERISA and Taft Hartley plans (and fiduciaries for such Plans) and State and Government Plans (and fiduciaries for such plans), are subject to much more stringent requirements.

Advisory Persons managing US client accounts are subject to the Gifts and Entertainment Policy – DB Group and gifts and entertainment requirements thereto. As these individuals are managing US-based accounts or are dual-hatted into US-registered advisers, they must abide by US requirements for disclosure, limits and restrictions related to US clients and prospective clients unless provided an exception from US Compliance.

Please see the local policy that is applicable to your region for additional guidance.

G. Rules for Dealing with Governmental Officials and Political Candidates

(i)	Corporate Payments or Political Contributions

No corporate or individual Employee payments or gifts of value may be made to any outside party, including any government official or political candidate or official for the purpose of securing or retaining business for Deutsche Bank or influencing any decision on its behalf.

Under the Foreign Corrupt Practices Act, Bank Bribery Law, Elections Law and other applicable regulations, severe penalties may be imposed on Deutsche Bank and on individuals who violate these laws and regulations. Similar laws and regulations may also apply in various countries and legal jurisdictions where Deutsche Bank does business. See the Anti-Bribery and Corruption Policy – DB Group.

H. Confidentiality

Employees must not divulge contemplated or completed Securities transactions or trading strategies of AWM clients to any person, except as required by performance of such person’s duties, and only on a need-to-know basis. In addition, the standards contained in the Information Security Principles – DB Group and the Handling Confidential and Non-Public, Price Sensitive Information and Chinese Walls Policy—DB Group must be observed.

VIII. SUPERVISION

Supervisors and other relevant managers are responsible for instituting reasonable measures designed to achieve compliance with this Code. Such measures include a prompt and thorough review of preclearance requests and rejection of inappropriate transactions. If an unusual activity has been identified, the Supervisor, in accordance to the WSP, should escalate the issue to his/her Supervisor or to Human Resources, Compliance, AML and/or Legal as appropriate. If misconduct has been identified, the Supervisor is responsible for taking any remedial and/or disciplinary action, as appropriate in accordance with DB policies and procedures.

Deutsche Bank Compliance Code of Ethics — AWM

Additionally, AWM has implemented the Global Supervisory System (“GSS”) which captures the documentation requirements set forth in specific procedures. Supervisors must complete the appropriate GSS certification to facilitate the formal evidence that they performed their supervisory obligations, which includes the review of Code of Ethics.

When reviewing pre-clearance requests for Employee trades, Supervisors (or designees) should focus attention on the following:

•	Transactions suggesting misuse of confidential, proprietary or material non-public (inside information, non-public, price-sensitive information, or PSI);

•	Transactions that appear excessive in terms of known financial resources;

•	High risk or aggressive transactions or strategies that may be inconsistent with known financial resources or ordinary patterns of trading;

•	Transactions involving any of the prohibited activities listed in this Code;

•	Concentration in a specific security that could influence an Employee’s judgment or objectivity in recommending transactions in the same security;

•	Potential conflicts of interests;

•	Past, present or future transactions or business in which the Employee has or will be expected to undertake on behalf of DB or clients in connection with the security to be traded;

•	Frequency of trading, taking into account proportion to working hours; and

•	The nature of the transaction and relationship it may have to previous transactions.

For more information, please refer to the Employee and Employee-Related Accounts Trading Policy & Procedures – Americas, APAC, EMEA (ex-Germany) Policy.

IX. SANCTIONS AND RED FLAGS

The Red Flags process is an integral part of the Bank’s global Risk Cultural Initiatives, aimed at embedding a strong Risk Culture across the Bank. This includes making sure the Firm only rewards the right behaviors. Employee trading is one of the categories that will be measured for compliance. An Employee’s Red Flags data will therefore be considered as one of the criteria during performance management, compensation and promotion decisions. Any Employee7 who violates the Code may be subject to the issuance of a Red Flag resulting in disciplinary actions, including possible termination of employment. In addition, Securities transactions executed in violation of the Code, such as short-term trading or trading during blackout periods, may subject the Employee to unwinding the trade and/or disgorging of the profits or other financial penalties. Code of Ethics violations are reported to Business Management on a quarterly basis. Finally, violations and suspected violations of criminal laws will be reported to the appropriate authorities as required by applicable laws and regulations. Additional information regarding the Red Flags Program can be found at the following link:

http://risk.intranet.db.com/content/monitoring28596.html

[7]	In Germany, the Red Flag process is limited to Directors and Managing Directors.

Deutsche Bank Compliance Code of Ethics — AWM

X. INTERPRETATIONS AND EXCEPTIONS

Compliance shall have the right to make final and binding interpretations of this Code and may grant an exception to certain of the above restrictions, as long as no abuse or potential abuse is involved. Each Employee must obtain approval from Compliance before taking action regarding such an exception. Any questions regarding the applicability, meaning or administration of this Code shall be referred in advance of any contemplated transaction to Compliance.

XI. ASSOCIATED POLICIES

•     Code of Business Conduct and Ethics – DB Group

•     CCF Risk Categories – Written Supervisory Procedures – DeAWM

•     Gifts and Entertainment Policy – DB Group

•     Handling Confidential and Non-Public, Price Sensitive Information and Chinese Walls Policy – DB Group

•     Anti-Bribery and Corruption Policy – DB Group

•     Employee Trading Policy – DB Group

•     Information Security Principles – DB Group

•     Restricted List Policy – DB Group

•     Outside Business Interests Policy – Deutsche Bank Group

•     Employee and Employee-Related Accounts Trading Policy & Procedures – Americas, APAC, EMEA (ex-Germany)

•     Whistleblower Policy – Deutsche Bank Group

XII. AUTHORITATIVE GUIDANCE

•	Rule 204A-1 of the Investment Advisers Act of 1940 (17 CFR § 275.204A-1)

•	Section 17(j) and Rule 17j-1 under the Investment Company Act of 1940 (15 USC § 80a-17 and 17 CFR § 207.17j-1)

Deutsche Bank Compliance Code of Ethics — AWM

APPENDIX I

SCHEDULE A

The following entities8 have adopted this global Code of Ethics – AWM:

Australia

Deutsche Investments Australia Limited

Germany

Deutsche Asset & Wealth Management International GmbH

Deutsche Asset & Wealth Management Investment GmbH

DWS Holding & Service GmbH

DWS Investment GmbH

Deutsche Investment Management Americas – Frankfurt Branch

Deutsche Bank AG

India

DB Operations International Pvt Ltd (DBOI) – PCAM

Philippines

Deutsche Knowledge Services Pte. Ltd., Manila Branch

Singapore / Hong Kong

Deutsche Asset Management (Hong Kong) Limited

United Kingdom

Deutsche Asset Management (UK) Limited

Deutsche Alternatives Asset Management Limited

[8]	The references in the document to Employees include Employees of the entities that have adopted the global Code of Ethics – AWM.

Deutsche Bank Compliance Code of Ethics — AWM

SCHEDULE B

SUPPLEMENT

TO THE

GLOBAL CODE OF ETHICS – AWM

Deutsche Asset & Wealth Management International GmbH

Deutsche Asset & Wealth Management Investment GmbH

DWS Holding & Service GmbH

Deutsche Investment Management Americas – Frankfurt Branch

Deutsche Bank AG

(hereafter “DeAWM Germany”)

B-1. Effective Date This Supplement to the Deutsche Asset & Wealth Management – Global Code of Ethics (the “Code”) shall be effective June 30, 2014.

B-2. Applicability The provisions outlined in this supplement shall apply to any individual employed by employees of the DeAWM Germany that is considered an “Access Person” as defined in Section IV.A. of the Code.

B-4. Modification of Specific Blackout Period Restrictions Requirement “Investment Personnel” in Section V.B.(ii) includes only those Fund Managers that manage US registered funds or other US client accounts.

B-5. Modification of Exceptions to Blackout Periods Requirement “Exceptions to Blackout Periods” as detailed in Section V.B.(vi) shall comprise the following exceptions:

•	Transactions in the context of financial portfolio management (discretionary portfolio management) unless there was contact between the portfolio manager and the Employee or the person on whose account he or she is acting before the transaction was concluded.

•	Investments made under the German Capital Formation Act (VermBG) or other contractually agreed savings plans.

•	Transactions in financial instruments which map indices or baskets provided the share of an individual asset in the financial instrument does not exceed 20% and the Employee is not involved in the creation or calculation of the indices or the basket, has no influence on the composition and the indices or baskets are not traded on behalf of the Bank or its clients within his allocated area of responsibility.

•	Purchasing of financial instruments, especially Deutsche Bank shares, within the scope of an employee participation program or an employee share-based payment program.

•	Distribution of rights and other pro rata distributions of financial instruments directly by the issuer (e.g., the allocation of bonus shares).

•	Derivatives related to goods (for example, precious metals), freight rates, emission allowances, climatic or other physical variables, inflation rates or other economic variables or other assets within the meaning of section 2 (2) No. 2 of the German Securities Trading Act (WpHG) provided the employee is not involved in the creation or calculation of the financial instrument, has no influence on its composition and does not trade it on behalf of the Bank or clients within his allocated area of responsibility.

Deutsche Bank Compliance Code of Ethics — AWM

•	Derivatives related to money market instruments, foreign exchange or interest rates within the meaning of section 2 (2) No. 1 of the German Securities Trading Act (WpHG) provided the Employee is not involved in the creation or calculation of the financial instrument, has no influence on its composition and does not trade it on behalf of the Bank or clients within his allocated area of responsibility.

•	Money market instruments, provided the Employee is not involved in the creation or calculation of the financial instrument, has no influence on its composition and does not trade it on behalf of the Bank or clients within his allocated area of responsibility.

B-6. Modification of Definition of Employees “Employees” as used in Section IV.G. includes only those Fund Managers that manage US registered funds or other US client accounts.

B-7. Exemptions from the Short-Term Trading Requirement The following are exempted from this restriction:

•	Subject to additional restrictions imposed by local plan administrators (e.g., United States plan administrators, (i.e. will be subject to the funds’ prospectus requirements regarding holding periods); and

•	Shares purchased under an issuer sponsored Dividend Reinvestment Plan, other than optional purchases.

•	Please note that the following transactions are not considered to be Employee Trading transactions:

•	Transactions in the context of financial portfolio management (discretionary portfolio management) unless there was contact between the portfolio manager and the Employee or the person on whose account he or she is acting before the transaction was concluded.

•	Investments made under the German Capital Formation Act (VermBG) or other contractually agreed savings plans.

•	Transactions in financial instruments which map indices or baskets provided the share of an individual asset in the financial instrument does not exceed 20% and the Employee is not involved in the creation or calculation of the indices or the basket, has no influence on the composition and the indices or baskets are not traded on behalf of the Bank or its clients within his or her allocated area of responsibility.

•	Purchasing of financial instruments, especially Deutsche Bank shares, within the scope of an employee participation program or an employee share based payment program
•	Distribution of rights and other pro rata distribution of financial instruments directly by the issuer (e. g the allocation of bonus shares).

•	Derivatives related to goods (for example, precious metals) freight rates, emission allowances, climatic or other physical variables, inflation rates or other economic variables or other assets within the meaning of section 2 (2) No. 2 of the German Securities Trading Act (WpHG) provided the Employee is not involved in the creation or calculation of the financial instrument, has no influence on its composition and does not trade it on behalf of the Bank or clients within his or her allocated area of responsibility.

Deutsche Bank Compliance Code of Ethics — AWM

•	Derivatives related to money market instruments, foreign exchange or interest rates within the meaning of section 2 (2) No. 1 of the German Securities Trading Act (WpHG) provided the employee is not involved in the creation or calculation of the financial instrument, has no influence on its composition and does not trade it on behalf of the Bank or clients within his allocated area of responsibility.

•	Money market instruments provided the employee is not involved in the creation or calculation of the financial instrument, has no influence on its composition and does not trade it on behalf of the Bank or clients within his allocated area of responsibility.

B-8.   Modification of Pre-Clearance Requirement Access Persons in DeAWM Germany shall use ETRA as the pre-clearing system in Germany for any pre-clearance requirements, EXCEPT that closed-end Mutual Fund transactions must be additionally reported to US Legal for review for potential regulatory filings.

B-9.   Modification of Quarterly Reporting Requirement Employees of DeAWM Germany designated as “Access Persons” as defined in Section IV.A. of the Code are not required to manually submit a Quarterly Personal Securities Transaction Report as described in Section VI.B.(ii) if such information required is already received via back-end monitoring/surveillance systems.

B-10. Modification of Definition of Employee-Related Account Due to local regulations and restrictions, the definition of “Employee Related Account” shall be modified to include only the following:

•	The Employee’s own Securities accounts and Securities held directly outside of accounts, but shall not include accounts in which Securities transactions cannot be effected; and

•	Personal accounts over which the Employee exercises investment discretion or direct or indirect influence or control.

B-11. Modification of Other Procedures/Restrictions

Section VII

A.	Service on Boards of Directors

The first sentence is modified as follows: “However, such service may be undertaken after approval from COO Office where required, the Human Resources Department and the employee’s supervisor/manager with consultation of the Compliance, based upon a determination that these activities are consistent with the interests of the Adviser and its clients.”

Employees serving as directors will not be permitted in the process of making investment decisions on behalf of clients which involve the subject company.

B.	Outside Business Affiliations

The paragraph is modified as follows: “Employees may maintain outside business affiliations (e.g., officer or director, governor, trustee, part-time employment, etc.) in accordance with the Outside Business Interests Policy – DB Group.”

Section IV

C.	“Advisory Person” shall mean:

Deutsche Bank Compliance Code of Ethics — AWM

•	Any Employee of the Adviser, or of any company in a control relationship with the Investment Company or the Adviser who, in connection with his or her regular functions or duties, makes any recommendation, participates in the determination of which recommendation will be made or obtains information regarding purchases, sales or recommendations for the purchase or sale of a security; or

•	Any natural person in a control relationship with the Investment Company or the Adviser who obtains information concerning the recommendations made to an Investment Company with regard to the purchase or sale of a security.

B-12. Conflict In the event of any conflict or discrepancy between the terms of the Code and this Supplement with respect to any Employee trading policy Germany, the terms of this Supplement shall govern.

Deutsche Bank Compliance Code of Ethics — AWM

SCHEDULE C

SUPPLEMENT

TO THE

GLOBAL CODE OF ETHICS – AWM

DB Operations International Pvt. Ltd. (DBOI) – PCAM

Deutsche Knowledge Services Pte. Ltd., Manila Branch

(hereafter the “Covered Entities”)

E-1. Effective Date This Supplement to the global Code of Ethics – AWM shall be effective December 17, 2007.

E-2. Applicability The provisions outlined in this supplement shall apply to any individual employed by the Covered Entities that is considered an “Access Person” as defined in Section IV.A. of the Code.

E-3. Modification of Exceptions to Blackout Periods Requirement “Exceptions to Blackout Periods” as detailed in Section V.B.(vi) shall include the following:

{for DB Operations International Pvt. Ltd. (DBOI) – PCAM}

•	The purchase or sale of 500 shares or less in companies comprising the BES-500 Index.

E-4. Conflict In the event of any conflict or discrepancy between the terms of the Code and this Supplement with respect to any Employee of the Covered Entities, the terms of this Supplement shall govern.

Deutsche Bank Compliance Code of Ethics — AWM

SCHEDULE D

SUPPLEMENT

TO THE

DEUTSCHE ASSET & WEALTH MANAGEMENT – GLOBAL CODE OF ETHICS

Deutsche Investments Australia Limited

F-1.	Modification of Definition of Employees “Employee” as used in Section IV.G. includes only those Investment Personnel involved with managing US registered funds or other US client accounts

Document Title	Code of Ethics—AWM

Language	English

English Title

Translation	No

Classification	Policy (Level 3)

Regulatory Extract	No

Policy Producing Function	Compliance

Compliance Category	Fiduciary Duties

Document Author	Dba-Compliance Communications (dbacompliance.communications@db.com)

Document Approver	Erik Mogavero (erik.mogavero@db.com)

Portfolio Owner	Kristin Auld (kristin.auld@db.com)

Document Contact	Un-Sil Hwang

Legal or Regulatory Requirement	Yes

Functional Applicability

Deutsche AM—Central,Deutsche AM—

Coverage & Advice,Active Asset

Management,Alternatives & Fund

Solutions,Alternatives & Real

Assets,Passive Asset

Management,Infrastructure,WM—

Central,Sal Oppenheim,Lending,

Deposits & Wealth Planning Solutions

Geographic Applicability	Global

Original Issue Date	31 October 2004

Last Review Date	17 May 2016

Next Review Date	30 September 2016

Version	7.1